CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Mutual Fund Series Trust and to the use of our report dated August 29, 2014 on the financial statements and financial highlights of the Eventide Gilead Fund and Eventide Healthcare & Life Sciences Fund, each a series of shares of beneficial interest of Mutual Fund Series Trust.  Such financial statements and financial highlights appear in the June 30, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2014